Exhibit 99.1

AN2 Therapeutics Appoints Maggie FitzPatrick

to its Board of Directors

Menlo Park, CA – May 9, 2022 – AN2 Therapeutics, Inc., (NASDAQ: ANTX) a clinical-stage biopharmaceutical company developing treatments for rare, chronic, and serious infectious diseases with high unmet needs, today announced the appointment of Maggie FitzPatrick to its Board of Directors.

Maggie FitzPatrick is a highly accomplished corporate affairs executive who has led global communications and public affairs at leading healthcare companies, including Johnson & Johnson and Cigna.

“As a recognized leader in the area of corporate affairs, marketing and business operations, Maggie FitzPatrick has developed and executed high-impact programs for some of the world’s most successful companies,” said Eric Easom, President and Chief Executive Officer of AN2 Therapeutics. “We welcome Maggie to our board and look forward to benefitting from her tremendous experience as we work to positively impact the health of patients with rare, chronic and serious infectious diseases around the world.”

Ms. FitzPatrick has served in leadership positions in the public, private and non-profit sectors and brings a breadth of experience in healthcare, climate change and global health. Before starting her own consultancy, she led corporate affairs, marketing and philanthropy for Exelon, a Fortune 200 clean energy provider. Prior to Exelon, she led global communications and public affairs at Johnson & Johnson. Before Johnson & Johnson, she served as Chief Communications Officer and president of the Foundation at Cigna, a multinational health services and insurance corporation.

Ms. FitzPatrick is a member of the board of directors at VistaGen Therapeutics, a NASDAQ listed, late-stage central nervous system-focused biopharmaceutical company. She was named one of the most influential global communications professionals in multiple years by PR Week Magazine and recognized as a top c-suite executive by Washington Business Journal in 2019. Ms. FitzPatrick holds a Bachelor of Arts in English and Public Policy from Syracuse University and a Master of Arts in Public Policy from The George Washington University. She completed the board directorship program at the Harvard Business School and is certified as a corporate director by the National Association of Corporate Directors. Appointed in 2020 by Mayor Muriel Bowser and approved by the Council of the District of Columbia, Ms. FitzPatrick serves as Commissioner and Vice Chairperson of the DC Commission on the Arts and Humanities.

About AN2 Therapeutics, Inc.

AN2 Therapeutics, Inc. is a clinical-stage biopharmaceutical company developing treatments for rare, chronic, and serious infectious diseases with high unmet needs. AN2 is developing epetraborole, a once-daily oral treatment for patients with NTM lung disease, a rare, chronic and progressive infectious disease caused by bacteria known as mycobacteria that leads to irreversible lung damage and can be fatal. For more information, visit www.an2therapeutics.com.

INVESTOR AND MEDIA CONTACT:

Anne Bowdidge

ir@an2therapeutics.com